UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) September 21, 2004



                            Maxus Realty Trust, Inc.
             (Exact name of registrant as specified in its charter)



          MISSOURI                    00-13457                48-1339136
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)          Identification No.)


                                 104 Armour Road
                        North Kansas City, Missouri 64116
               (Address of principal executive offices) (Zip Code)


                                 (816) 303-4500
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.02.        Termination of a Material Definitive Agreement

     As previously reported, on July 30, 2004, the Registrant entered into a Purchase & Sell Agreement (the "Purchase Agreement") with Chenal Development, LLC, an Arkansas limited liability company ("Seller"), pursuant to which the Registrant agreed to purchase a 202 multifamily unit apartment complex located at 1801 Champlin Road, Little Rock, Arkansas, known as Carrington Park Apartments for a purchase price of approximately $15.5 million. The Registrant paid $90,000 of the Purchase Price to an escrow agent as a deposit (the "Earnest Money Deposit").

     Seller's lender refused to approve the Registrant's assumption of Seller's existing loan and the granting of a supplemental loan. Therefore, a condition precedent to the closing was not satisfied and the closing did not occur on September 20, 2004 as required under the Purchase Agreement. As a result, pursuant to the terms of the Purchase Agreement, the Registrant terminated the Purchase Agreement on September 21, 2004. The Registrant believes that it is entitled to the return of the Earnest Money Deposit due to a condition precedent to the closing not occurring The Seller, however, has declared the Registrant in default for not closing, and requested the escrow agent to pay the Earnest Money Deposit to Seller. The escrow agent has taken the position that unless the Registrant and Seller agree on how the Earnest Money Deposit should be dispursed, the funds will not be distributed until the dispute is judicially resolved.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MAXUS REALTY TRUST, INC.


Date:  September 27, 2004     By:/s/ David L. Johnson
                                 --------------------
                                 David L. Johnson
                                 Chairman, President and Chief Executive Officer